Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216

Friday, April 13, 2012

WELLS FARGO REPORTS RECORD QUARTERLY NET INCOME

Q1 Net Income of $4.2 billion; Q1 Revenue of $21.6 billion

•	Continued strong financial results:

o	Record diluted earnings per common share of $0.75, up 11 percent (annualized) from prior quarter

o	Wells Fargo net income of $4.2 billion, up 14 percent (annualized) from prior quarter

o	Revenue of $21.6 billion, up 20 percent (annualized) from prior quarter

o	Pre-tax pre-provision profit (PTPP)[1] of $8.6 billion, up 27 percent (annualized) from prior quarter

o	Positive operating leverage

o	Return on average assets of 1.31 percent, up 6 basis points from prior quarter

o	Return on equity of 12.14 percent, up 17 basis points from prior quarter

•	Solid deposit growth and higher core loans:

o	Total average core checking and savings deposits up $7.8 billion from prior quarter

o	Core loan portfolios up $984 million from December 31, 2011[2]

o	Total loans of $766.5 billion at March 31, 2012, compared with $769.6 billion at December 31, 2011

o	Announced the acquisition of BNP Paribas’s North American energy lending business, which is expected to close in April 2012 and includes approximately $3.9 billion of loans outstanding

•	Improved capital position:

o

Tier 1 common equity[3] under Basel I increased $4.4 billion to $99.5 billion, with Tier 1 common equity ratio of 9.95 percent under Basel I at March 31, 2012. Under current Basel III capital proposals, Tier 1 common equity ratio estimated at 7.81 percent, an increase of 31 basis points from prior quarter

o	Increased quarterly common stock dividend rate to $0.22 per share, starting in first quarter 2012

•	Improved credit quality:

o	Net charge-offs were $2.4 billion, a decline of $245 million from prior quarter

o	1.25 percent (annualized) charge-off rate, the lowest level since 2007

o	Reserve release[4] of $400 million (pre-tax) reflected improved portfolio performance

1 See footnote (2) on page 16 for more information on pre-tax pre-provision profit.

2 See table on page 4 for more information on core and non-strategic/liquidating loan portfolios.

3 See tables on page 36 for more information on Tier 1 common equity.

4 Reserve release represents the amount by which net charge-offs exceed the provision for credit losses.

Selected Financial Information

		Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
	2012	2011	2011

Earnings
Diluted earnings per common share	$0.75	0.73	0.67
Wells Fargo net income (in billions)	4.25	4.11	3.76

Asset Quality
Net charge-offs as a % of avg. total loans	1.25%	1.36	1.73
Allowance as a % of total loans	2.50	2.56	2.98
Allowance as a % of annualized net charge-offs	199	188	172

Other
Revenue (in billions)	$21.64	20.61	20.33
Average loans (in billions)	768.6	768.6	754.1
Average core deposits (in billions)	870.5	864.9	796.8
Net interest margin	3.91%	3.89	4.05

SAN FRANCISCO – Wells Fargo & Company (NYSE: WFC) reported record net income of $4.2 billion, or $0.75 per diluted common share, for first quarter 2012, compared with $3.8 billion, or $0.67 per share, for first quarter 2011, and $4.1 billion, or $0.73 per share, for fourth quarter 2011.

“Wells Fargo delivered outstanding first quarter results driven by strong revenue growth. Quarterly revenue was the highest in nine quarters, and we achieved our ninth consecutive quarter of earnings per share growth,” said Chairman and CEO John Stumpf. “Our continued performance for shareholders through a variety of economic environments is a testament to our diversified business model. The performance of our franchise also allowed us to provide our shareholders with an increased common stock dividend for the second consecutive year. As Wells Fargo celebrates its 160th anniversary and successful completion of the Wachovia merger integration, I want to again thank all our team members for helping our customers succeed financially and satisfying all their financial needs—quarter after quarter, year after year.”

“This was a great quarter for Wells Fargo, as we increased revenue, PTPP, and net income; saw improvement in operating leverage and credit quality; and continued to grow capital,” said Chief Financial Officer Tim Sloan. “Revenue was up 20 percent (annualized) from the fourth quarter, led by continued strong mortgage banking results. Expenses increased in the quarter, but we currently expect a $500-$700 million overall reduction in noninterest expense during the second quarter. Our return on assets of 1.31 percent was the highest since first quarter 2008, while our return on equity of 12.14 percent was the highest since second quarter 2009.

“We increased our quarterly common stock dividend rate 83 percent to $0.22 per share and have the ability to repurchase more common shares as a result of the Federal Reserve’s non-objection to our 2012 Comprehensive Capital Analysis and Review capital plan. Our shareholders have been very patient, and we are pleased to reward them with an additional return on their investment.”

Revenue

Revenue increased $1 billion from fourth quarter 2011, to $21.6 billion. Total revenue increased due to growth in noninterest income, including strong mortgage banking and market sensitive revenues1, while net interest income remained stable. Businesses generating linked-quarter revenue growth included asset-backed finance, brokerage services, capital finance, capital markets, commercial banking, corporate banking, corporate trust, dealer services, equity funds, global remittance, insurance, international, mortgage banking, personal credit management, real estate capital markets, retail sales finance, private student lending, and wealth management.

Net Interest Income

Net interest income was $10.9 billion, in line with fourth quarter 2011. Average earning assets were essentially unchanged from the prior quarter. The net interest margin increased to 3.91 percent from 3.89 percent in fourth quarter 2011 as the benefit of disciplined deposit pricing and redeployment of short-term investments into long-term securities offset the runoff of higher yielding loans and investments.

Noninterest Income

Noninterest income was $10.7 billion, up from $9.7 billion in fourth quarter 2011. The $1.0 billion increase was driven by increases of $506 million in mortgage banking, $458 million in market sensitive revenue, and $181 million in trust and investment fees.

Mortgage banking noninterest income was $2.9 billion, up $506 million from fourth quarter 2011, on $129 billion of originations, compared with $120 billion of originations in fourth quarter. The Company provided $430 million for mortgage loan repurchase losses, compared with $404 million in fourth quarter 2011 (included in net gains from mortgage loan origination/sales activities). Net mortgage servicing rights (MSRs) results were a $58 million loss compared with a $201 million gain in fourth quarter 2011. The change in net results was primarily due to a reduction in the value of the MSRs from incorporating a higher discount rate. The ratio of MSRs to related loans serviced for others was 77 basis points and the average note rate on the servicing portfolio was 5.05 percent. The unclosed pipeline at March 31, 2012, was $79 billion up from $72 billion at December 31, 2011.

The Company had net unrealized securities gains of $8.7 billion at March 31, 2012, compared with a net unrealized securities gain of $7.0 billion at December 31, 2011. Period-end securities available for sale balances were up $7.7 billion, reflecting continued investment activity.

1 Includes net gains (losses) from trading activities, net gains (losses) on debt securities available for sale and net gains from equity investments.

Noninterest Expense

As expected, expenses remained elevated in the quarter. Noninterest expense increased to $13.0 billion from $12.5 billion in fourth quarter 2011 reflecting higher personnel costs and higher revenue. The increase was primarily due to:

•	employee benefits expense reflecting seasonally higher salary taxes and 401(k) matching, as well as higher deferred compensation expense ($596 million higher than fourth quarter),

•	higher commissions and incentive compensation reflecting higher revenue-related mortgage banking, retail brokerage, and insurance expenses ($166 million higher),

•	higher operating losses, primarily due to additional litigation accruals for various legal matters ($314 million higher),

•	partially offset by lower merger and severance costs ($262 million lower).

Total quarterly noninterest expenses are expected to decline $500-$700 million in second quarter 2012 driven primarily by the elimination of merger expenses and the absence of the first quarter seasonally higher personnel costs. Due to higher than expected revenues, primarily mortgage banking and acquisition-related revenues, the Company currently targets fourth quarter 2012 noninterest expense of approximately $11.25 billion. This amount is at the upper end of its previously disclosed range of $10.75-$11.25 billion.

Loans

Total period-end loans were $766.5 billion at March 31, 2012, compared with $769.6 billion at December 31, 2011. Excluding expected runoff in the non-strategic/liquidating portfolio of $4.1 billion, loans in the core portfolio grew $984 million in the quarter. Included in the core loan growth was $858 million of commercial asset-based loans purchased in the quarter. Linked quarter core loan growth was driven by commercial and industrial, consumer auto lending and private student lending. This growth was partially offset by seasonally lower credit card balances, a decline in commercial real estate, and continued runoff in the home equity portfolio. In the first quarter, the Company announced the acquisition of BNP Paribas’s North American energy lending business. The transaction is expected to close in April 2012 and includes approximately $3.9 billion of loans outstanding. Average loan balances were flat linked quarter, but many loan portfolios grew, including asset-backed finance, commercial banking, corporate banking, international, mortgage banking, and real estate capital markets.

	March 31, 2012			December 31, 2011

(in millions)	Core	Liquidating (1)	Total	Core	Liquidating (1)	Total

Commercial	$340,536	5,213	345,749	339,755	5,695	345,450
Consumer	317,753	103,019	420,772	317,550	106,631	424,181

Total loans	$658,289	108,232	766,521	657,305	112,326	769,631

Change from prior quarter:	$984	(4,094)	(3,110)	13,708	(4,183)	9,525

(1)	See table on page 34 for additional information on non-strategic/liquidating loan portfolios. Management believes that the above information provides useful disclosure regarding the Company’s ongoing loan portfolios.

Deposits

Average core deposits were $870.5 billion, up 9 percent from a year ago and up 3 percent (annualized) from fourth quarter 2011. Average core checking and savings deposits were $807.8 billion, up 12 percent from a year ago and up 4 percent (annualized) from fourth quarter 2011. Average mortgage escrow deposits were $33.0 billion compared with $27.9 billion a year ago and $34.9 billion in fourth quarter 2011. Average core checking and savings deposits were 93 percent of average core deposits, up from 91 percent a year ago. Deposit costs for first quarter 2012 were 20 basis points compared with 22 basis points in fourth quarter 2011. Average core deposits were 113 percent of average loans, unchanged from fourth quarter 2011.

Capital

Capital increased in the first quarter, with Tier 1 common equity reaching $99.5 billion under Basel I, or 9.95 percent of risk-weighted assets. Under current Basel III proposals, the Tier 1 common equity ratio was an estimated 7.81 percent. In the first quarter, the Company called for the redemption of $875 million of trust preferred securities with a coupon of 6.38 percent, repurchased approximately 8 million shares of its common stock (primarily related to settlement of a forward repurchase contract entered into in fourth quarter 2011), and paid quarterly common stock dividends of $0.22 per share.

	Mar. 31,	Dec. 31,	Mar. 31,
(as a percent of total risk-weighted assets)	2012	2011	2011

Ratios under Basel I (1):

Tier 1 common equity (2)	9.95%	9.46	8.93
Tier 1 capital	11.74	11.33	11.50
Tier 1 leverage	9.35	9.03	9.27

(1)	March 31, 2012, ratios are preliminary.
(2)	See table on page 36 for more information on Tier 1 common equity.

Credit Quality

“Credit quality continued to improve in the first quarter,” said Chief Risk Officer Mike Loughlin. First quarter 2012 net charge-offs were $2.4 billion, or 1.25 percent (annualized) of average loans, down from fourth quarter 2011 net charge-offs of $2.6 billion (1.36 percent). The loan loss reserve release was $400 million compared with $600 million in the prior quarter. “We have seen significant improvement in credit performance over the past two years, and expect continued but slower improvement this year as losses approach a stable, more normalized level,” said Loughlin. “Absent significant deterioration in the economy, we continue to expect future reserve releases in 2012.”

Net Loan Charge-Offs

	Quarter ended

	Mar. 31, 2012		Dec. 31, 2011		Sept. 30, 2011

		As a		As a		As a
	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	average	charge-	average	charge-	average
($ in millions)	offs	loans (1)	offs	loans (1)	offs	loans (1)

Commercial:
Commercial and industrial	$256	0.62%	$310	0.74%	$261	0.65%
Real estate mortgage	46	0.17	117	0.44	96	0.37
Real estate construction	67	1.43	(5)	(0.09)	55	1.06
Lease financing	2	0.06	4	0.13	3	0.11
Foreign	14	0.14	45	0.45	8	0.08

Total commercial	385	0.45	471	0.54	423	0.50

Consumer:
Real estate 1-4 family first mortgage	791	1.39	844	1.46	821	1.46
Real estate 1-4 family junior lien mortgage	763	3.62	800	3.64	842	3.75
Credit card	242	4.40	256	4.63	266	4.90
Other revolving credit and installment	214	0.99	269	1.24	259	1.19

Total consumer	2,010	1.91	2,169	2.02	2,188	2.06

Total	$2,395	1.25%	$2,640	1.36%	$2,611	1.37%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 30 of the accounting for purchased credit-impaired (PCI) loans and the impact on selected financial ratios.

Nonperforming Assets

Nonperforming assets ended the quarter at $26.6 billion, compared with $26.0 billion in fourth quarter 2011. Nonaccrual loans increased to $22.0 billion from $21.3 billion in the fourth quarter, with the increase exclusively tied to industry-wide supervisory guidance pertaining to the junior lien portfolio described below. Excluding the impact of the supervisory guidance, nonaccrual loans declined in all portfolios and were down $948 million linked quarter, continuing a trend of improvement that started in the fourth quarter 2010. Foreclosed assets were down slightly to $4.6 billion from $4.7 billion in fourth quarter 2011.

In accordance with industry guidance1, related to real estate 1-4 family junior lien mortgages, issued by bank regulators in the first quarter, $1.7 billion of performing junior liens with associated delinquent first liens were reclassified to nonaccrual status in the first quarter. This action had minimal financial impact as the expected loss content of these loans was already considered in the loan loss allowance. “As of March 31, 2012, only 12 percent of these loans was 30 days or more past due,” said Loughlin.

1 Interagency Supervisory Guidance on Allowance for Loan and Lease Losses Estimation Practices for Loans and Lines of Credit Secured by Junior Liens on 1-4 Family Residential Properties, January 31, 2012.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	Mar. 31, 2012		Dec. 31, 2011		Sept. 30, 2011

		As a		As a		As a
		% of		% of		% of
	Total	total	Total	total	Total	total
($ in millions)	balances	loans	balances	loans	balances	loans

Commercial:
Commercial and industrial	$1,726	1.02%	$2,142	1.28%	$2,128	1.29%
Real estate mortgage	4,081	3.85	4,085	3.85	4,429	4.24
Real estate construction	1,709	9.21	1,890	9.75	1,915	9.71
Lease financing	45	0.34	53	0.40	71	0.55
Foreign	38	0.10	47	0.12	68	0.18

Total commercial	7,599	2.20	8,217	2.38	8,611	2.53

Consumer:
Real estate 1-4 family first mortgage	10,683	4.67	10,913	4.77	11,024	4.93
Real estate 1-4 family junior lien mortgage	3,558	4.28	1,975	2.30	2,035	2.31
Other revolving credit and installment	186	0.21	199	0.23	230	0.27

Total consumer	14,427	3.43	13,087	3.09	13,289	3.16

Total nonaccrual loans	22,026	2.87	21,304	2.77	21,900	2.88

Foreclosed assets:
GNMA	1,352		1,319		1,336
Non GNMA	3,265		3,342		3,608

Total foreclosed assets	4,617		4,661		4,944

Total nonperforming assets	$26,643	3.48%	$25,965	3.37%	$26,844	3.53%

Change from prior quarter:
Total nonaccrual loans	$722		$(596)		$(1,145)
Total nonperforming assets	678		(879)		(1,062)

Loans 90 Days or More Past Due and Still Accruing

Loans 90 days or more past due and still accruing (excluding government insured/guaranteed) totaled $1.6 billion at March 31, 2012, compared with $2.0 billion at December 31, 2011. Loans 90 days or more past due and still accruing with repayments insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $20.9 billion at March 31, 2012, up from $20.5 billion at December 31, 2011, due to growth in the FHA/VA portfolio over the past two years and the subsequent seasoning of those loans.

Allowance for Credit Losses

The allowance for credit losses, including the allowance for unfunded commitments, totaled $19.1 billion at March 31, 2012, down from $19.7 billion at December 31, 2011. The allowance coverage to total loans was 2.50 percent compared with 2.56 percent in the prior quarter. The allowance covered 1.99 times annualized first quarter net charge-offs compared with 1.88 times in the prior quarter. The allowance coverage to nonaccrual loans was 87 percent at March 31, 2012, compared with 92 percent at December 31, 2011. “We believe the allowance was appropriate for losses inherent in the loan portfolio at March 31, 2012,” said Loughlin.

Additional detail on credit quality is included in the quarterly supplement, available on the Investor Relations page at www.wellsfargo.com/invest_relations/investor_relations/.

Business Segment Performance

Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

			Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
(in millions)	2012	2011	2011

Community Banking	$2,348	2,509	2,180
Wholesale Banking	1,868	1,636	1,635
Wealth, Brokerage and Retirement	296	311	343

More financial information about the business segments is on page 37.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses. These products include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Mortgage business units.

Selected Financial Information

			Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
(in millions)	2012	2011	2011

Total revenue	$13,421	13,009	12,657
Provision for credit losses	1,878	2,025	2,061
Noninterest expense	7,825	7,313	7,622
Segment net income	2,348	2,509	2,180

(in billions)
Average loans	486.1	490.6	508.4
Average assets	738.3	753.3	756.7
Average core deposits	575.2	568.4	548.1

Community Banking reported net income of $2.3 billion, down $161 million, or 6 percent, from fourth quarter 2011 and up $168 million, or 8 percent, from first quarter 2011. Revenue increased $412 million, or 3 percent, from fourth quarter 2011, driven by higher volume-related mortgage banking income and deposit growth, mitigated by the planned runoff of non-strategic loan portfolios. Revenue increased $764 million, or 6 percent, from first quarter 2011 as a result of higher volume-related mortgage banking income, deposit growth, and higher equity sale gains, partially offset by runoff of non-strategic loan balances and lower debit card revenue due to regulatory changes enacted in October. Noninterest expense increased $512 million, or 7 percent, from fourth quarter 2011, reflecting seasonally higher personnel costs. Noninterest expense increased $203 million, or 3 percent, from first quarter 2011, largely the result of higher mortgage volume-related expenses. The provision for credit losses decreased $147 million from fourth quarter 2011 and decreased $183 million from first quarter 2011. Charge-offs decreased $285 million from fourth quarter 2011 and decreased $733 million from first quarter 2011. The reserve release was $300 million in first quarter 2012, compared with releases of $438 million and $850 million in fourth quarter 2011 and first quarter 2011, respectively.

Regional Banking

•	Retail banking

o	Consumer checking accounts up a net 2.5 percent[1]

o	Core product solutions (sales) of 13.3 million, up 9 percent from prior year

o	Retail Bank household cross-sell ratio of 5.98 products per household in February 2012, up from 5.76 in February 2011; cross-sell in the West of 6.35, compared with 5.49 in the East

•	Customer experience

o	Customers rated their experience in our retail banking stores at an all-time high, a major accomplishment given the many integration activities of the past year

•	Small Business/Business Banking

o	Business checking accounts up a net 3.8 percent[1]

o	Store-based business solutions up 17 percent from prior year

•	Online and Mobile Banking

o	21.0 million active online customers[1]

o	7.7 million active mobile customers[1]

Consumer Lending Group

•	Home Mortgage

o	Home Mortgage originations of $129 billion, up from $120 billion in prior quarter

o	Home Mortgage applications of $188 billion, compared with $157 billion in prior quarter

o	Home Mortgage application pipeline of $79 billion at quarter end, compared with $72 billion at December 31, 2011

o	Residential mortgage servicing portfolio of $1.8 trillion

•	Other Consumer Lending

o	Credit card penetration in retail banking households rose to 29.9 percent[1], up from 27.2 percent in the prior year

o	Record auto originations of $6.2 billion, up 25 percent from prior quarter and up 10 percent from prior year

1 Data as of February 2012. Comparisons are February 2012 compared with February 2011.

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products and business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management.

Selected Financial Information

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011

Total revenue	$6,033	5,416	5,422
Provision for credit losses	95	31	134
Noninterest expense	3,054	2,938	2,789
Segment net income	1,868	1,636	1,635

(in billions)
Average loans	268.6	265.1	234.7
Average assets	467.8	458.3	398.8
Average core deposits	220.9	223.2	184.8

Wholesale Banking reported net income of $1.9 billion, up $232 million, or 14 percent, from fourth quarter 2011, and $233 million, or 14 percent, from first quarter 2011. Driven by broad-based growth across many businesses, as well as seasonally higher insurance fees, Wholesale Banking generated record quarterly revenue of $6.0 billion, an increase of $617 million, or 11 percent, from fourth quarter 2011. Revenue increased $611 million, or 11 percent, from first quarter 2011 driven by broad-based business growth as well as strong loan and deposit growth. Noninterest expense increased $116 million, or 4 percent, from fourth quarter 2011 due to seasonally higher insurance expense and personnel costs. The efficiency ratio improved to 50.6 percent in first quarter 2012 compared with 54.2 percent in fourth quarter 2011. The provision for credit losses was $95 million and increased $64 million from fourth quarter 2011 primarily due to lower reserve release. The provision decreased $39 million from first quarter 2011 due to an $89 million improvement in credit losses partially offset by $50 million of lower reserve release.

•	Record quarterly revenue of $6.0 billion achieved while completing the Wachovia merger integration

•

14 percent year-over-year average loan and 17 percent average asset growth. The growth came from nearly all portfolios, including asset-backed finance, capital finance, commercial banking, commercial real estate, corporate banking, government and institutional banking, international and Wells Fargo Securities

•	Seven straight quarters of loan growth in Commercial Banking

•	Strong support to government, education, healthcare, and nonprofit organizations leading to nine straight quarters of asset growth in Government and Institutional Banking

•	Average core deposits up 20 percent from prior year

•

Investment Banking revenue from commercial customers increased 20 percent from first quarter 2011 due to attractive capital markets conditions and continued momentum in cross selling to wholesale customer base

•

Agreement to acquire North American energy lending business of BNP Paribas with nearly $9.5 billion of loan commitments and approximately $3.9 billion in loans outstanding; acquisition expected to close in April 2012

•	Completed acquisition of Burdale Capital Finance Inc. from the Bank of Ireland on February 1 with $858 million in loan balances

•	The number of companies using CEO (Commercial Electronic Office) Mobile® banking grew 144 percent year over year to more than 7,000

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Abbot Downing (formerly branded as Lowry Hill and Wells Fargo Family Wealth) meets the unique needs of ultra high net worth clients. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Selected Financial Information

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011

Total revenue	$3,062	3,042	3,154
Provision for credit losses	43	20	40
Noninterest expense	2,547	2,520	2,557
Segment net income	296	311	343

(in billions)
Average loans	42.5	42.8	42.7
Average assets	161.9	160.6	150.7
Average core deposits	135.6	135.2	125.4

Wealth, Brokerage and Retirement reported net income of $296 million, down $15 million from fourth quarter 2011 and down $47 million from first quarter 2011. Revenue was $3.1 billion, up 1 percent from fourth quarter 2011 driven by increased asset-based fees, higher brokerage transaction revenue and gains on deferred compensation plan investments (offset in expense), partially offset by the impact of the fourth quarter 2011 gain on the sale of the H.D. Vest business. Excluding the H.D. Vest gain, revenue was up 6 percent. Total provision for credit losses increased $23 million for the quarter. Noninterest expense increased 1 percent from fourth quarter 2011 primarily due to the seasonal impact on personnel costs, increased broker commissions on higher production levels and higher deferred compensation expense, partially offset by reduced non-personnel costs. Revenue was down 3 percent from first quarter 2011 due to lower brokerage transaction revenue and reduced securities gains in the brokerage business, partially offset by higher gains on deferred compensation investments and growth in managed account fee revenue. Total provision for credit losses increased $3 million from first quarter 2011. Noninterest expense was flat with first quarter 2011 driven by a decline in personnel costs largely due to decreased broker commissions, driven by lower production levels, offset by higher deferred compensation expense. Average core deposits increased $0.4 billion from fourth quarter 2011 and $10.2 billion from first quarter 2011.

Retail Brokerage

•	Strong deposit growth, with average balances up $13 billion, or 16 percent, from prior year

•	Client assets of $1.2 trillion, flat with prior year

•	Managed account assets increased $27 billion, or 11 percent, from prior year driven by strong net flows and market performance

Wealth Management

•	Client assets of $202 billion, down $2 billion, or 1 percent, from prior year

Retirement

•	Institutional Retirement plan assets of $257 billion, up $13 billion, or 5 percent, from prior year

•	IRA assets of $287 billion, up $3 billion, or 1 percent, from prior year

Conference Call

The Company will host a live conference call on Friday, April 13, at 7 a.m. PDT (10 a.m. EDT). To access the call, please dial 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings and http://us.meeting-stream.com/wellsfargocompany_041312.

A replay of the conference call will be available beginning at approximately noon PDT (3 p.m. EDT) on April 13 through Friday, April 20. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID #60549965. The replay will also be available online at wellsfargo.com/invest_relations/earnings.

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “target,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and performance, and the adequacy of the allowance for loan losses, including our current expectation of future reserve releases in 2012; (ii) our expectations regarding declines in noninterest expense beginning in second quarter 2012, as well as our targeted noninterest expense for fourth quarter 2012 as part of our expense management initiatives; and (iii) our estimates regarding our Tier 1 common equity ratio under proposed Basel III capital regulations as of March 31, 2012.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices, high unemployment rates, U.S. fiscal debt and budget matters and the sovereign debt crisis and economic difficulties in Europe; our capital requirements (including under regulatory capital standards as determined and interpreted by applicable regulatory authorities such as the proposed Basel III capital regulations) and our ability to generate capital internally or raise capital on favorable terms; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses (including the Dodd-Frank Wall Street Reform and Consumer Protection Act); the extent of success in our loan modification efforts, including the effects of regulatory requirements, or changes in regulatory requirements, relating to loan modifications; the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties; negative effects relating to mortgage foreclosures, as well as effects associated with our settlement with the Department of Justice and other federal and state government entities related to our mortgage servicing and foreclosure practices, including changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures; our ability to realize our noninterest expense target as part of our expense management initiatives when and in the amount targeted, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgage loans; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; the effect of fluctuations in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our money market funds; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; changes in our credit ratings and changes in the credit ratings of our customers or counterparties; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if housing prices decline and unemployment worsens. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

# # #

Wells Fargo & Company and Subsidiaries

QUARTERLY FINANCIAL DATA

TABLE OF CONTENTS

Pages

Summary Information
Summary Financial Data	16-17

Income
Consolidated Statement of Income	18
Consolidated Statement of Comprehensive Income	19
Condensed Consolidated Statement of Changes in Total Equity	19
Five Quarter Consolidated Statement of Income	20
Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	21
Noninterest Income and Noninterest Expense	22-23

Balance Sheet
Consolidated Balance Sheet	24-25
Five Quarter Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	26

Loans
Securities Available for Sale	27
Loans	27
Nonperforming Assets	28
Loans 90 Days or More Past Due and Still Accruing	29
Purchased Credit-Impaired Loans	30-32
Pick-A-Pay Portfolio	33
Non-Strategic and Liquidating Loan Portfolios	34
Home Equity Portfolios	34
Changes in Allowance for Credit Losses	35

Equity
Tier 1 Common Equity	36

Operating Segments
Operating Segment Results	37

Other
Mortgage Servicing and other related data	38-40

Wells Fargo & Company and Subsidiaries

SUMMARY FINANCIAL DATA

	Quarter ended			% Change Mar. 31, 2012 from

	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
($ in millions, except per share amounts)	2012	2011	2011	2011	2011

For the Period
Wells Fargo net income	$4,248	4,107	3,759	3%	13
Wells Fargo net income applicable to common stock	4,022	3,888	3,570	3	13
Diluted earnings per common share	0.75	0.73	0.67	3	12
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.31%	1.25	1.23	5	7
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	12.14	11.97	11.98	1	1
Efficiency ratio (1)	60.1	60.7	62.6	(1)	(4)
Total revenue	$21,636	20,605	20,329	5	6
Pre-tax pre-provision profit (PTPP) (2)	8,643	8,097	7,596	7	14
Dividends declared per common share	0.22	0.12	0.12	83	83
Average common shares outstanding	5,282.6	5,271.9	5,278.8	-	-
Diluted average common shares outstanding	5,337.8	5,317.6	5,333.1	-	-
Average loans	$768,582	768,563	754,077	-	2
Average assets	1,302,921	1,306,728	1,241,176	-	5
Average core deposits (3)	870,516	864,928	796,826	1	9
Average retail core deposits (4)	616,569	606,810	584,100	2	6
Net interest margin	3.91%	3.89	4.05	1	(3)

At Period End
Securities available for sale	$230,266	222,613	167,906	3	37
Loans	766,521	769,631	751,155	-	2
Allowance for loan losses	18,852	19,372	21,983	(3)	(14)
Goodwill	25,140	25,115	24,777	-	1
Assets	1,333,799	1,313,867	1,244,666	2	7
Core deposits (3)	888,711	872,629	795,038	2	12
Wells Fargo stockholders’ equity	145,516	140,241	133,471	4	9
Total equity	146,849	141,687	134,943	4	9
Capital ratios:
Total equity to assets	11.01%	10.78	10.84	2	2
Risk-based capital (5):
Tier 1 capital	11.74	11.33	11.50	4	2
Total capital	15.08	14.76	15.30	2	(1)
Tier 1 leverage (5)	9.35	9.03	9.27	4	1
Tier 1 common equity (5)(6)	9.95	9.46	8.93	5	11
Common shares outstanding	5,301.5	5,262.6	5,300.9	1	-
Book value per common share	$25.45	24.64	23.18	3	10
Common stock price:
High	34.59	27.97	34.25	24	1
Low	27.94	22.61	29.82	24	(6)
Period end	34.14	27.56	31.71	24	8
Team members (active, full-time equivalent)	264,900	264,200	270,200	-	(2)

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The March 31, 2012, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity Under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended

($ in millions, except per share amounts)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

For the Quarter
Wells Fargo net income	$4,248	4,107	4,055	3,948	3,759
Wells Fargo net income applicable to common stock	4,022	3,888	3,839	3,728	3,570
Diluted earnings per common share	0.75	0.73	0.72	0.70	0.67
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.31%	1.25	1.26	1.27	1.23
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	12.14	11.97	11.86	11.92	11.98
Efficiency ratio (1)	60.1	60.7	59.5	61.2	62.6
Total revenue	$21,636	20,605	19,628	20,386	20,329
Pre-tax pre-provision profit (PTPP) (2)	8,643	8,097	7,951	7,911	7,596
Dividends declared per common share	0.22	0.12	0.12	0.12	0.12
Average common shares outstanding	5,282.6	5,271.9	5,275.5	5,286.5	5,278.8
Diluted average common shares outstanding	5,337.8	5,317.6	5,319.2	5,331.7	5,333.1
Average loans	$768,582	768,563	754,544	751,253	754,077
Average assets	1,302,921	1,306,728	1,281,369	1,250,945	1,241,176
Average core deposits (3)	870,516	864,928	836,845	807,483	796,826
Average retail core deposits (4)	616,569	606,810	599,227	592,974	584,100
Net interest margin	3.91%	3.89	3.84	4.01	4.05

At Quarter End
Securities available for sale	$230,266	222,613	207,176	186,298	167,906
Loans	766,521	769,631	760,106	751,921	751,155
Allowance for loan losses	18,852	19,372	20,039	20,893	21,983
Goodwill	25,140	25,115	25,038	24,776	24,777
Assets	1,333,799	1,313,867	1,304,945	1,259,734	1,244,666
Core deposits (3)	888,711	872,629	849,632	808,970	795,038
Wells Fargo stockholders’ equity	145,516	140,241	137,768	136,401	133,471
Total equity	146,849	141,687	139,244	137,916	134,943
Capital ratios:
Total equity to assets	11.01%	10.78	10.67	10.95	10.84
Risk-based capital (5):
Tier 1 capital	11.74	11.33	11.26	11.69	11.50
Total capital	15.08	14.76	14.86	15.41	15.30
Tier 1 leverage (5)	9.35	9.03	8.97	9.43	9.27
Tier 1 common equity (5)(6)	9.95	9.46	9.34	9.15	8.93
Common shares outstanding	5,301.5	5,262.6	5,272.2	5,278.2	5,300.9
Book value per common share	$25.45	24.64	24.13	23.84	23.18
Common stock price:
High	34.59	27.97	29.63	32.63	34.25
Low	27.94	22.61	22.58	25.26	29.82
Period end	34.14	27.56	24.12	28.06	31.71
Team members (active, full-time equivalent)	264,900	264,200	263,800	266,600	270,200

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The March 31, 2012, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Quarter ended March 31,		%

(in millions, except per share amounts)	2012	2011	Change

Interest income
Trading assets	$377	350	8%
Securities available for sale	2,088	2,164	(4)
Mortgages held for sale	459	437	5
Loans held for sale	9	12	(25)
Loans	9,197	9,387	(2)
Other interest income	125	122	2

Total interest income	12,255	12,472	(2)

Interest expense
Deposits	457	615	(26)
Short-term borrowings	16	26	(38)
Long-term debt	830	1,104	(25)
Other interest expense	64	76	(16)

Total interest expense	1,367	1,821	(25)

Net interest income	10,888	10,651	2
Provision for credit losses	1,995	2,210	(10)

Net interest income after provision for credit losses	8,893	8,441	5

Noninterest income
Service charges on deposit accounts	1,084	1,012	7
Trust and investment fees	2,839	2,916	(3)
Card fees	654	957	(32)
Other fees	1,095	989	11
Mortgage banking	2,870	2,016	42
Insurance	519	503	3
Net gains from trading activities	640	612	5
Net losses on debt securities available for sale	(7)	(166)	(96)
Net gains from equity investments	364	353	3
Operating leases	59	77	(23)
Other	631	409	54

Total noninterest income	10,748	9,678	11

Noninterest expense
Salaries	3,601	3,454	4
Commission and incentive compensation	2,417	2,347	3
Employee benefits	1,608	1,392	16
Equipment	557	632	(12)
Net occupancy	704	752	(6)
Core deposit and other intangibles	419	483	(13)
FDIC and other deposit assessments	357	305	17
Other	3,330	3,368	(1)

Total noninterest expense	12,993	12,733	2

Income before income tax expense	6,648	5,386	23
Income tax expense	2,328	1,572	48

Net income before noncontrolling interests	4,320	3,814	13

Less: Net income from noncontrolling interests	72	55	31

Wells Fargo net income	$4,248	3,759	13

Less: Preferred stock dividends and other	226	189	20

Wells Fargo net income applicable to common stock	$4,022	3,570	13

Per share information
Earnings per common share	$0.76	0.68	12
Diluted earnings per common share	0.75	0.67	12
Dividends declared per common share	0.22	0.12	83
Average common shares outstanding	5,282.6	5,278.8	-
Diluted average common shares outstanding	5,337.8	5,333.1	-

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Quarter ended March 31,		%

(in millions)	2012	2011	Change

Wells Fargo net income	$4,248	3,759	13%
Other comprehensive income, before tax:
Foreign currency translation adjustments (1)
Net unrealized gains (losses) arising during the period	10	24	(58)
Securities available for sale:
Net unrealized gains (losses) arising during the period	1,874	498	276
Reclassification of (gains) losses included in net income	(226)	51	NM
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	42	(4)	NM
Reclassification of net (gains) losses on cash flow hedges included in net income	(107)	(156)	(31)
Defined benefit plans adjustment
Net actuarial gains (losses) arising during the period	(5)	(1)	400
Amortization of net actuarial (gain) loss and prior service cost included in net income	36	24	50

Other comprehensive income, before tax	1,624	436	272
Income tax expense related to OCI	(611)	(157)	289

Other comprehensive income, net of tax	1,013	279	263
Less: Other comprehensive income from noncontrolling interests	4	(4)	NM

Wells Fargo other comprehensive income, net of tax	1,009	283	257

Wells Fargo comprehensive income	5,257	4,042	30
Comprehensive income from noncontrolling interests	76	51	49

Total comprehensive income	$5,333	4,093	30

NM - Not meaningful

(1) There was no sale or liquidation of an investment in a foreign entity, and therefore no reclassification adjustment for the quarters ended March 31, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Quarter ended March 31,

(in millions)	2012	2011

Balance, beginning of period	$141,687	127,889
Cumulative effect of fair value election for certain residential mortgage servicing rights	2	-

Balance, beginning of period - adjusted	141,689	127,889
Wells Fargo net income	4,248	3,759
Wells Fargo other comprehensive income, net of tax	1,009	283
Common stock issued	879	634
Common stock repurchased	(64)	(55)
Preferred stock released by ESOP	270	493
Preferred stock issued	-	2,501
Common stock dividends	(1,165)	(634)
Preferred stock dividends and other	(226)	(189)
Noncontrolling interests and other, net	209	262

Balance, end of period	$146,849	134,943

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions, except per share amounts)	2012	2011	2011	2011	2011

Interest income
Trading assets	$377	400	343	347	350
Securities available for sale	2,088	2,092	2,053	2,166	2,164
Mortgages held for sale	459	456	389	362	437
Loans held for sale	9	16	13	17	12
Loans	9,197	9,275	9,224	9,361	9,387
Other interest income	125	139	156	131	122

Total interest income	12,255	12,378	12,178	12,384	12,472

Interest expense
Deposits	457	507	559	594	615
Short-term borrowings	16	14	20	20	26
Long-term debt	830	885	980	1,009	1,104
Other interest expense	64	80	77	83	76

Total interest expense	1,367	1,486	1,636	1,706	1,821

Net interest income	10,888	10,892	10,542	10,678	10,651
Provision for credit losses	1,995	2,040	1,811	1,838	2,210

Net interest income after provision for credit losses	8,893	8,852	8,731	8,840	8,441

Noninterest income
Service charges on deposit accounts	1,084	1,091	1,103	1,074	1,012
Trust and investment fees	2,839	2,658	2,786	2,944	2,916
Card fees	654	680	1,013	1,003	957
Other fees	1,095	1,096	1,085	1,023	989
Mortgage banking	2,870	2,364	1,833	1,619	2,016
Insurance	519	466	423	568	503
Net gains (losses) from trading activities	640	430	(442)	414	612
Net gains (losses) on debt securities available for sale	(7)	48	300	(128)	(166)
Net gains from equity investments	364	61	344	724	353
Operating leases	59	60	284	103	77
Other	631	759	357	364	409

Total noninterest income	10,748	9,713	9,086	9,708	9,678

Noninterest expense
Salaries	3,601	3,706	3,718	3,584	3,454
Commission and incentive compensation	2,417	2,251	2,088	2,171	2,347
Employee benefits	1,608	1,012	780	1,164	1,392
Equipment	557	607	516	528	632
Net occupancy	704	759	751	749	752
Core deposit and other intangibles	419	467	466	464	483
FDIC and other deposit assessments	357	314	332	315	305
Other	3,330	3,392	3,026	3,500	3,368

Total noninterest expense	12,993	12,508	11,677	12,475	12,733

Income before income tax expense	6,648	6,057	6,140	6,073	5,386
Income tax expense	2,328	1,874	1,998	2,001	1,572

Net income before noncontrolling interests	4,320	4,183	4,142	4,072	3,814
Less: Net income from noncontrolling interests	72	76	87	124	55

Wells Fargo net income	$4,248	4,107	4,055	3,948	3,759

Less: Preferred stock dividends and other	226	219	216	220	189

Wells Fargo net income applicable to common stock	$4,022	3,888	3,839	3,728	3,570

Per share information
Earnings per common share	$0.76	0.74	0.73	0.70	0.68
Diluted earnings per common share	0.75	0.73	0.72	0.70	0.67
Dividends declared per common share	0.22	0.12	0.12	0.12	0.12
Average common shares outstanding	5,282.6	5,271.9	5,275.5	5,286.5	5,278.8
Diluted average common shares outstanding	5,337.8	5,317.6	5,319.2	5,331.7	5,333.1

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended March 31,

				2012				2011
(in millions)	Average balance	Yields/ rates		Interest income/ expense	Average balance	Yields/ rates		Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$56,020	0.52	%	$73	83,386	0.35	%	$72
Trading assets	43,766	3.50		383	37,403	3.81		356
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	5,797	0.97		14	1,545	2.87		11
Securities of U.S. states and political subdivisions	32,595	4.52		368	19,890	5.45		270
Mortgage-backed securities:
Federal agencies	91,300	3.49		797	70,418	4.72		832
Residential and commercial	34,531	6.80		587	30,229	9.68		732

Total mortgage-backed securities	125,831	4.40		1,384	100,647	6.21		1,564
Other debt and equity securities	50,402	3.82		480	33,601	5.55		465

Total securities available for sale	214,625	4.19		2,246	155,683	5.94		2,310
Mortgages held for sale (4)	46,908	3.91		459	38,742	4.51		437
Loans held for sale (4)	748	5.09		9	975	4.88		12
Loans:
Commercial:
Commercial and industrial	166,782	4.18		1,733	150,047	4.65		1,723
Real estate mortgage	105,990	4.07		1,072	99,797	3.92		967
Real estate construction	18,730	4.79		223	24,281	4.26		255
Lease financing	13,129	8.89		292	13,020	7.83		255
Foreign	41,167	2.52		258	33,638	2.83		235

Total commercial	345,798	4.16		3,578	320,783	4.33		3,435
Consumer:
Real estate 1-4 family first mortgage	229,653	4.69		2,688	229,570	5.01		2,867
Real estate 1-4 family junior lien mortgage	84,718	4.27		900	94,708	4.35		1,018
Credit card	22,129	12.93		711	21,509	13.18		709
Other revolving credit and installment	86,284	6.19		1,329	87,507	6.36		1,371

Total consumer	422,784	5.34		5,628	433,294	5.54		5,965

Total loans (4)	768,582	4.81		9,206	754,077	5.03		9,400
Other	4,604	4.42		51	5,228	3.90		50

Total earning assets	$1,135,253	4.39	%	$12,427	1,075,494	4.73	%	$12,637

Funding sources
Deposits:
Interest-bearing checking	$32,158	0.05	%	$4	58,503	0.10	%	$14
Market rate and other savings	496,027	0.12		153	443,586	0.22		237
Savings certificates	62,689	1.36		213	74,371	1.39		255
Other time deposits	12,651	1.93		61	13,850	2.24		76
Deposits in foreign offices	64,847	0.16		26	57,473	0.23		33

Total interest-bearing deposits	668,372	0.27		457	647,783	0.38		615
Short-term borrowings	48,382	0.15		18	54,751	0.22		30
Long-term debt	127,537	2.60		830	150,144	2.95		1,104
Other liabilities	9,803	2.63		64	9,472	3.24		76

Total interest-bearing liabilities	854,094	0.64		1,369	862,150	0.85		1,825
Portion of noninterest-bearing funding sources	281,159	-		-	213,344	-		-

Total funding sources	$1,135,253	0.48		1,369	1,075,494	0.68		1,825

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.91	%	$11,058		4.05	%	$10,812
Noninterest-earning assets
Cash and due from banks	$16,974				17,360
Goodwill	25,128				24,775
Other	125,566				123,547

Total noninterest-earning assets	$167,668				165,682

Noninterest-bearing funding sources
Deposits	$246,614				193,100
Other liabilities	57,201				55,316
Total equity	145,012				130,610
Noninterest-bearing funding sources used to fund earning assets	(281,159)				(213,344)

Net noninterest-bearing funding sources	$167,668				165,682

Total assets	$1,302,921				1,241,176

(1)	Our average prime rate was 3.25% for the quarters ended March 31, 2012 and 2011. The average three-month London Interbank Offered Rate (LIBOR) was 0.51% and 0.31% for the same quarters, respectively.
(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $170 million and $161 million for the quarters ended March 31, 2012 and 2011, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

NONINTEREST INCOME

	Quarter ended March 31,		%

(in millions)	2012	2011	Change

Service charges on deposit accounts	$1,084	1,012	7%
Trust and investment fees:
Trust, investment and IRA fees	1,024	1,060	(3)
Commissions and all other fees	1,815	1,856	(2)

Total trust and investment fees	2,839	2,916	(3)

Card fees	654	957	(32)
Other fees:
Cash network fees	118	81	46
Charges and fees on loans	445	397	12
Processing and all other fees	532	511	4

Total other fees	1,095	989	11

Mortgage banking:
Servicing income, net	252	866	(71)
Net gains on mortgage loan origination/sales activities	2,618	1,150	128

Total mortgage banking	2,870	2,016	42

Insurance	519	503	3
Net gains from trading activities	640	612	5
Net losses on debt securities available for sale	(7)	(166)	(96)
Net gains from equity investments	364	353	3
Operating leases	59	77	(23)
All other	631	409	54

Total	$10,748	9,678	11

NONINTEREST EXPENSE

	Quarter ended March 31,		%

(in millions)	2012	2011	Change

Salaries	$3,601	3,454	4%
Commission and incentive compensation	2,417	2,347	3
Employee benefits	1,608	1,392	16
Equipment	557	632	(12)
Net occupancy	704	752	(6)
Core deposit and other intangibles	419	483	(13)
FDIC and other deposit assessments	357	305	17
Outside professional services	594	580	2
Contract services	303	369	(18)
Foreclosed assets	304	408	(25)
Operating losses	477	472	1
Postage, stationery and supplies	216	235	(8)
Outside data processing	216	220	(2)
Travel and entertainment	202	206	(2)
Advertising and promotion	122	116	5
Telecommunications	124	134	(7)
Insurance	157	133	18
Operating leases	28	24	17
All other	587	471	25

Total	$12,993	12,733	2

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONINTEREST INCOME

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Service charges on deposit accounts	$1,084	1,091	1,103	1,074	1,012
Trust and investment fees:
Trust, investment and IRA fees	1,024	1,000	1,019	1,020	1,060
Commissions and all other fees	1,815	1,658	1,767	1,924	1,856

Total trust and investment fees	2,839	2,658	2,786	2,944	2,916

Card fees	654	680	1,013	1,003	957
Other fees:
Cash network fees	118	109	105	94	81
Charges and fees on loans	445	402	438	404	397
Processing and all other fees	532	585	542	525	511

Total other fees	1,095	1,096	1,085	1,023	989

Mortgage banking:
Servicing income, net	252	493	1,030	877	866
Net gains on mortgage loan origination/sales activities	2,618	1,871	803	742	1,150

Total mortgage banking	2,870	2,364	1,833	1,619	2,016

Insurance	519	466	423	568	503
Net gains (losses) from trading activities	640	430	(442)	414	612
Net gains (losses) on debt securities available for sale	(7)	48	300	(128)	(166)
Net gains from equity investments	364	61	344	724	353
Operating leases	59	60	284	103	77
All other	631	759	357	364	409

Total	$10,748	9,713	9,086	9,708	9,678

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Salaries	$3,601	3,706	3,718	3,584	3,454
Commission and incentive compensation	2,417	2,251	2,088	2,171	2,347
Employee benefits	1,608	1,012	780	1,164	1,392
Equipment	557	607	516	528	632
Net occupancy	704	759	751	749	752
Core deposit and other intangibles	419	467	466	464	483
FDIC and other deposit assessments	357	314	332	315	305
Outside professional services	594	813	640	659	580
Contract services	303	356	341	341	369
Foreclosed assets	304	370	271	305	408
Operating losses	477	163	198	428	472
Postage, stationery and supplies	216	231	240	236	235
Outside data processing	216	257	226	232	220
Travel and entertainment	202	212	198	205	206
Advertising and promotion	122	166	159	166	116
Telecommunications	124	129	128	132	134
Insurance	157	87	94	201	133
Operating leases	28	28	29	31	24
All other	587	580	502	564	471

Total	$12,993	12,508	11,677	12,475	12,733

Wells Fargo & Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(in millions, except shares)	Mar. 31, 2012	Dec. 31, 2011	% Change

Assets
Cash and due from banks	$17,000	19,440	(13)%
Federal funds sold, securities purchased under resale agreements and other short-term investments	74,143	44,367	67
Trading assets	75,696	77,814	(3)
Securities available for sale	230,266	222,613	3
Mortgages held for sale (includes $39,183 and $44,791 carried at fair value)	43,449	48,357	(10)
Loans held for sale (includes $796 and $1,176 carried at fair value)	958	1,338	(28)

Loans (includes $6,037 and $5,916 carried at fair value)	766,521	769,631	-
Allowance for loan losses	(18,852)	(19,372)	(3)

Net loans	747,669	750,259	-

Mortgage servicing rights:
Measured at fair value	13,578	12,603	8
Amortized	1,074	1,408	(24)
Premises and equipment, net	9,291	9,531	(3)
Goodwill	25,140	25,115	-
Other assets	95,535	101,022	(5)

Total assets	$1,333,799	1,313,867	2

Liabilities
Noninterest-bearing deposits	$255,013	244,003	5
Interest-bearing deposits	675,254	676,067	-

Total deposits	930,267	920,070	1
Short-term borrowings	50,964	49,091	4
Accrued expenses and other liabilities	75,967	77,665	(2)
Long-term debt	129,752	125,354	4

Total liabilities	1,186,950	1,172,180	1

Equity

Wells Fargo stockholders’ equity:
Preferred stock	12,101	11,431	6
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,405,043,212 and 5,358,522,061 shares	9,008	8,931	1
Additional paid-in capital	57,569	55,957	3
Retained earnings	67,239	64,385	4
Cumulative other comprehensive income	4,216	3,207	31
Treasury stock – 103,542,034 shares and 95,910,425 shares	(2,958)	(2,744)	8
Unearned ESOP shares	(1,659)	(926)	79

Total Wells Fargo stockholders’ equity	145,516	140,241	4
Noncontrolling interests	1,333	1,446	(8)

Total equity	146,849	141,687	4

Total liabilities and equity	$1,333,799	1,313,867	2

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Assets
Cash and due from banks	$17,000	19,440	18,314	24,059	16,978
Federal funds sold, securities purchased under resale agreements and other short-term investments	74,143	44,367	89,804	88,406	93,041
Trading assets	75,696	77,814	57,786	54,770	57,890
Securities available for sale	230,266	222,613	207,176	186,298	167,906
Mortgages held for sale	43,449	48,357	42,704	31,254	33,121
Loans held for sale	958	1,338	743	1,512	1,428

Loans	766,521	769,631	760,106	751,921	751,155
Allowance for loan losses	(18,852)	(19,372)	(20,039)	(20,893)	(21,983)

Net loans	747,669	750,259	740,067	731,028	729,172

Mortgage servicing rights:
Measured at fair value	13,578	12,603	12,372	14,778	15,648
Amortized	1,074	1,408	1,397	1,422	1,423
Premises and equipment, net	9,291	9,531	9,607	9,613	9,545
Goodwill	25,140	25,115	25,038	24,776	24,777
Other assets	95,535	101,022	99,937	91,818	93,737

Total assets	$1,333,799	1,313,867	1,304,945	1,259,734	1,244,666

Liabilities
Noninterest-bearing deposits	$255,013	244,003	229,863	202,143	190,959
Interest-bearing deposits	675,254	676,067	665,565	651,492	646,703

Total deposits	930,267	920,070	895,428	853,635	837,662
Short-term borrowings	50,964	49,091	50,775	53,881	54,737
Accrued expenses and other liabilities	75,967	77,665	86,284	71,430	68,721
Long-term debt	129,752	125,354	133,214	142,872	148,603

Total liabilities	1,186,950	1,172,180	1,165,701	1,121,818	1,109,723

Equity
Wells Fargo stockholders’ equity:
Preferred stock	12,101	11,431	11,566	11,730	11,897
Common stock	9,008	8,931	8,902	8,876	8,854
Additional paid-in capital	57,569	55,957	55,495	55,226	54,815
Retained earnings	67,239	64,385	61,135	57,942	54,855
Cumulative other comprehensive income	4,216	3,207	3,828	5,422	5,021
Treasury stock	(2,958)	(2,744)	(2,087)	(1,546)	(541)
Unearned ESOP shares	(1,659)	(926)	(1,071)	(1,249)	(1,430)

Total Wells Fargo stockholders’ equity	145,516	140,241	137,768	136,401	133,471
Noncontrolling interests	1,333	1,446	1,476	1,515	1,472

Total equity	146,849	141,687	139,244	137,916	134,943

Total liabilities and equity	$1,333,799	1,313,867	1,304,945	1,259,734	1,244,666

Wells Fargo & Company and Subsidiaries

FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)

	Quarter ended
	Mar. 31, 2012			Dec. 31, 2011			Sept. 30, 2011			June 30, 2011			Mar. 31, 2011
($ in billions)	Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$56.0	0.52	%	$68.0	0.52	%	$98.9	0.42	%	$98.5	0.32	%	$83.4	0.35	%
Trading assets	43.8	3.50		45.5	3.57		37.9	3.67		38.0	3.71		37.4	3.81
Securities available for sale (2):
Securities of U.S. Treasury and federal agencies	5.8	0.97		8.7	0.99		9.6	1.02		2.0	2.33		1.6	2.87
Securities of U.S. states and political subdivisions	32.6	4.52		28.0	4.80		25.6	4.93		22.5	5.35		19.9	5.45
Mortgage-backed securities:
Federal agencies	91.3	3.49		84.3	3.68		72.8	4.41		70.9	4.76		70.4	4.72
Residential and commercial	34.5	6.80		34.7	7.05		32.6	7.46		30.0	8.86		30.2	9.68
Total mortgage-backed securities	125.8	4.40		119.0	4.66		105.4	5.36		100.9	5.98		100.6	6.21
Other debt and equity securities	50.4	3.82		47.3	4.38		38.9	4.69		34.5	5.81		33.6	5.55
Total securities available for sale	214.6	4.19		203.0	4.46		179.5	4.92		159.9	5.81		155.7	5.94
Mortgages held for sale	46.9	3.91		44.8	4.07		34.6	4.49		30.7	4.73		38.7	4.51
Loans held for sale	0.8	5.09		1.1	5.84		1.0	5.21		1.4	5.05		1.0	4.88
Loans:
Commercial:
Commercial and industrial	166.8	4.18		166.9	4.08		159.6	4.22		153.6	4.60		150.0	4.65
Real estate mortgage	106.0	4.07		105.2	4.26		102.4	3.93		101.5	4.16		99.9	3.92
Real estate construction	18.7	4.79		19.6	4.61		20.5	6.12		22.0	4.64		24.3	4.26
Lease financing	13.1	8.89		12.9	7.41		13.0	7.21		12.9	7.72		13.0	7.83
Foreign	41.2	2.52		38.8	2.39		38.2	2.42		36.4	2.65		33.6	2.83
Total commercial	345.8	4.16		343.4	4.10		333.7	4.16		326.4	4.37		320.8	4.33
Consumer:
Real estate 1-4 family first mortgage	229.7	4.69		229.8	4.74		223.8	4.83		224.9	4.97		229.6	5.01
Real estate 1-4 family junior lien mortgage	84.7	4.27		87.2	4.34		89.1	4.37		91.9	4.25		94.7	4.35
Credit card	22.1	12.93		21.9	12.96		21.5	12.96		21.0	12.97		21.5	13.18
Other revolving credit and installment	86.3	6.19		86.3	6.23		86.5	6.25		87.1	6.32		87.5	6.36
Total consumer	422.8	5.34		425.2	5.39		420.9	5.44		424.9	5.48		433.3	5.54
Total loans	768.6	4.81		768.6	4.81		754.6	4.87		751.3	5.00		754.1	5.03
Other	4.6	4.42		4.7	4.32		4.9	4.18		5.0	4.10		5.2	3.90
Total earning assets	$1,135.3	4.39	%	$1,135.7	4.41	%	$1,111.4	4.43	%	$1,084.8	4.64	%	$1,075.5	4.73	%

Funding sources
Deposits:
Interest-bearing checking	$32.2	0.05	%	$35.3	0.06	%	$44.0	0.07	%	$53.3	0.09	%	$58.5	0.10	%
Market rate and other savings	496.0	0.12		485.1	0.14		473.4	0.17		455.1	0.20		443.6	0.22
Savings certificates	62.7	1.36		64.9	1.43		67.6	1.47		72.1	1.42		74.4	1.39
Other time deposits	12.7	1.93		12.9	1.85		12.8	2.02		13.0	2.03		13.8	2.24
Deposits in foreign offices	64.8	0.16		67.2	0.20		63.5	0.23		57.9	0.23		57.5	0.23
Total interest-bearing deposits	668.4	0.27		665.4	0.30		661.3	0.34		651.4	0.37		647.8	0.38
Short-term borrowings	48.4	0.15		48.7	0.14		50.4	0.18		53.3	0.18		54.8	0.22
Long-term debt	127.5	2.60		129.4	2.73		139.5	2.81		145.5	2.78		150.1	2.95
Other liabilities	9.8	2.63		12.2	2.60		11.2	2.75		11.0	3.03		9.5	3.24
Total interest-bearing liabilities	854.1	0.64		855.7	0.69		862.4	0.76		861.2	0.80		862.2	0.85
Portion of noninterest-bearing funding sources	281.2	-		280.0	-		249.0	-		223.6	-		213.3	-
Total funding sources	$1,135.3	0.48		$1,135.7	0.52		$1,111.4	0.59		$1,084.8	0.63		$1,075.5	0.68
Net interest margin on a taxable-equivalent basis		3.91	%		3.89	%		3.84	%		4.01	%		4.05	%
Noninterest-earning assets
Cash and due from banks	$17.0			17.7			17.1			17.4			17.4
Goodwill	25.1			25.1			25.0			24.8			24.8
Other	125.5			128.2			127.9			123.9			123.5
Total noninterest-earnings assets	$167.6			171.0			170.0			166.1			165.7
Noninterest-bearing funding sources
Deposits	$246.6			246.7			221.2			199.3			193.1
Other liabilities	57.2			63.5			57.5			53.2			55.3
Total equity	145.0			140.8			140.3			137.2			130.6
Noninterest-bearing funding sources used to fund earning assets	(281.2)			(280.0)			(249.0)			(223.6)			(213.3)
Net noninterest-bearing funding sources	$167.6			171.0			170.0			166.1			165.7
Total assets	$1,302.9			1,306.7			1,281.4			1,250.9			1,241.2

(1)	Our average prime rate was 3.25% for quarters ended March 31, 2012, and December 31, September 30, June 30 and March 31, 2011. The average three-month London Interbank Offered Rate (LIBOR) was 0.51%, 0.48%, 0.30%, 0.26% and 0.31% for the same quarters, respectively.
(2)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SECURITIES AVAILABLE FOR SALE

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Securities of U.S. Treasury and federal agencies	$4,678	6,968	13,813	10,523	1,507
Securities of U.S. states and political subdivisions	34,237	32,593	26,970	24,412	21,159

Mortgage-backed securities:
Federal agencies	102,665	96,754	84,716	78,338	75,552
Residential and commercial	36,486	35,986	35,159	33,088	32,728

Total mortgage-backed securities	139,151	132,740	119,875	111,426	108,280
Other debt securities	49,047	46,895	42,925	35,582	31,952

Total debt securities available for sale	227,113	219,196	203,583	181,943	162,898
Marketable equity securities	3,153	3,417	3,593	4,355	5,008

Total securities available for sale	$230,266	222,613	207,176	186,298	167,906

FIVE QUARTER LOANS

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Commercial:
Commercial and industrial	$168,546	167,216	164,510	157,095	150,857
Real estate mortgage	105,874	105,975	104,363	101,458	101,084
Real estate construction	18,549	19,382	19,719	21,374	22,868
Lease financing	13,143	13,117	12,852	12,907	12,937
Foreign (1)	39,637	39,760	38,390	37,855	35,476

Total commercial	345,749	345,450	339,834	330,689	323,222

Consumer:
Real estate 1-4 family first mortgage	228,885	228,894	223,758	222,874	226,509
Real estate 1-4 family junior lien mortgage	83,173	85,991	88,264	89,947	93,041
Credit card	21,998	22,836	21,650	21,191	20,996
Other revolving credit and installment	86,716	86,460	86,600	87,220	87,387

Total consumer	420,772	424,181	420,272	421,232	427,933

Total loans (2)	$766,521	769,631	760,106	751,921	751,155

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.
(2)	Includes $35.5 billion, $36.7 billion, $37.2 billion, $38.7 billion, and $40.0 billion of purchased credit-impaired (PCI) loans at March 31, 2012, and December 31, September 30, June 30, and March 31, 2011, respectively. See the PCI loans table for detail of PCI loans.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Nonaccrual loans:
Commercial:
Commercial and industrial	$1,726	2,142	2,128	2,393	2,653
Real estate mortgage	4,081	4,085	4,429	4,691	5,239
Real estate construction	1,709	1,890	1,915	2,043	2,239
Lease financing	45	53	71	79	95
Foreign	38	47	68	59	86

Total commercial	7,599	8,217	8,611	9,265	10,312

Consumer:
Real estate 1-4 family first mortgage	10,683	10,913	11,024	11,427	12,143
Real estate 1-4 family junior lien mortgage (1)	3,558	1,975	2,035	2,098	2,235
Other revolving credit and installment	186	199	230	255	275

Total consumer	14,427	13,087	13,289	13,780	14,653

Total nonaccrual loans (2)(3)(4)	22,026	21,304	21,900	23,045	24,965

As a percentage of total loans	2.87%	2.77	2.88	3.06	3.32
Foreclosed assets:
Government insured/guaranteed (5)	$1,352	1,319	1,336	1,320	1,457
Non-government insured/guaranteed	3,265	3,342	3,608	3,541	4,055

Total foreclosed assets	4,617	4,661	4,944	4,861	5,512

Total nonperforming assets	$26,643	25,965	26,844	27,906	30,477

As a percentage of total loans	3.48%	3.37	3.53	3.71	4.06

(1)	Includes $1.7 billion at March 31, 2012, resulting from implementation of the Interagency Supervisory Guidance on Allowance for Loan and Lease Losses Estimation Practices for Loans and Lines of Credit Secured by Junior Liens on 1-4 Family Residential Properties issued on January 31, 2012. This guidance accelerated the timing of placing these loans on nonaccrual to coincide with the timing of placing the related real estate 1-4 family first mortgage loans on nonaccrual.
(2)	Also includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.
(3)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(4)	Real estate 1-4 family mortgage loans insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.
(5)	Consistent with regulatory reporting requirements, foreclosed real estate securing government insured/guaranteed loans is classified as nonperforming. Both principal and interest for government insured/guaranteed loans secured by the foreclosed real estate are collectible because the loans are insured by the FHA or guaranteed by the VA.

Wells Fargo & Company and Subsidiaries

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Loans 90 days or more past due and still accruing:
Total (excluding PCI)(1):	$22,555	22,569	19,639	17,318	17,901
Less: FHA insured/VA guaranteed (2)	19,681	19,240	16,498	14,474	14,353
Less: Student loans guaranteed under the FFELP (3)	1,238	1,281	1,212	1,014	1,120

Total, not government insured/guaranteed	$1,636	2,048	1,929	1,830	2,428

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$104	153	108	110	338
Real estate mortgage	289	256	207	137	177
Real estate construction	25	89	57	86	156
Foreign	7	6	11	12	16

Total commercial	425	504	383	345	687

Consumer:
Real estate 1-4 family first mortgage (4)	616	781	819	728	858
Real estate 1-4 family junior lien mortgage (4)	156	279	255	286	325
Credit card	319	346	328	334	413
Other revolving credit and installment	120	138	144	137	145

Total consumer	1,211	1,544	1,546	1,485	1,741

Total, not government insured/guaranteed	$1,636	2,048	1,929	1,830	2,428

(1)	The carrying value of purchased credit-impaired (PCI) loans contractually 90 days or more past due was $7.1 billion, $8.7 billion, $8.9 billion, $9.8 billion and $10.8 billion at March 31, 2012, and December 31, September 30, June 30 and March 31, 2011, respectively. These amounts are excluded from the above table as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
(2)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(3)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP).
(4)	Includes mortgages held for sale 90 days or more past due and still accruing.

Wells Fargo & Company and Subsidiaries

PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans predominately represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

Under the accounting guidance for PCI loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. If we have probable decreases in the expected cash flows (other than due to a decrease in rate indices), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in the expected cash flows subsequent to establishing an additional allowance, we first reverse any previously established allowance and then increase interest income over the remaining life of the loan, or pool of loans.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	Mar. 31, 2012	Dec. 31,

(in millions)		2011	2010	2009	2008

Commercial:
Commercial and industrial	$385	399	718	1,911	4,580
Real estate mortgage	3,107	3,270	2,855	4,137	5,803
Real estate construction	1,564	1,745	2,949	5,207	6,462
Foreign	1,198	1,353	1,413	1,733	1,859

Total commercial	6,254	6,767	7,935	12,988	18,704

Consumer:
Real estate 1-4 family first mortgage	29,082	29,746	33,245	38,386	39,214
Real estate 1-4 family junior lien mortgage	198	206	250	331	728
Other revolving credit and installment	-	-	-	-	151

Total consumer	29,280	29,952	33,495	38,717	40,093

Total PCI loans (carrying value)	$35,534	36,719	41,430	51,705	58,797

Wells Fargo & Company and Subsidiaries

CHANGES IN NONACCRETABLE DIFFERENCE FOR PCI LOANS

The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. A nonaccretable difference is established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Substantially all our commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The accretable yield percentage is unaffected by the resolution and any changes in the effective yield for the remaining loans in the pool are addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference. The following table provides an analysis of changes in the nonaccretable difference.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$10,410	26,485	4,069	40,964

Addition of nonaccretable difference due to acquisitions	188	-	-	188

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(1,345)	-	-	(1,345)
Loans resolved by sales to third parties (2)	(299)	-	(85)	(384)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(1,216)	(2,383)	(614)	(4,213)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(6,809)	(14,976)	(2,718)	(24,503)

Balance, December 31, 2011	929	9,126	652	10,707

Addition of nonaccretable difference due to acquisitions	-	-	-	-

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(28)	-	-	(28)
Loans resolved by sales to third parties (2)	-	-	-	-
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(108)	-	(127)	(235)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(45)	(505)	(19)	(569)

Balance, March 31, 2012	$748	8,621	506	9,875

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases for settlements with borrowers due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Wells Fargo & Company and Subsidiaries

CHANGES IN ACCRETABLE YIELD RELATED TO PCI LOANS

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans. The accretable yield is affected by:

•

Changes in interest rate indices for variable rate PCI loans – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•	Changes in prepayment assumptions – Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)

Balance, December 31, 2008	$10,447
Addition of accretable yield due to acquisitions	128
Accretion into interest income (1)	(7,199)
Accretion into noninterest income due to sales (2)	(237)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	4,213
Changes in expected cash flows that do not affect nonaccretable difference (3)	8,609

Balance, December 31, 2011	15,961
Addition of accretable yield due to acquisitions	-
Accretion into interest income (1)	(514)
Accretion into noninterest income due to sales (2)	-
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	235
Changes in expected cash flows that do not affect nonaccretable difference (3)	81

Balance, March 31, 2012	$15,763

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.
(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.
(3)	Represents changes in cash flows expected to be collected due to changes in interest rates on variable rate PCI loans, changes in prepayment assumptions and the impact of modifications.

CHANGES IN ALLOWANCE FOR PCI LOAN LOSSES

When it is estimated that the cash flows expected to be collected have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$-	-	-	-
Provision for losses due to credit deterioration	1,668	-	116	1,784
Charge-offs	(1,503)	-	(50)	(1,553)

Balance, December 31, 2011	165	-	66	231
Provision for losses due to credit deterioration	39	-	5	44
Charge-offs	(27)	-	(3)	(30)

Balance, March 31, 2012	$177	-	68	245

Wells Fargo & Company and Subsidiaries

PICK-A-PAY PORTFOLIO (1)

	March 31, 2012

	PCI loans				All other loans

(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)

California	$24,292	119%	$18,852	92%	$17,371	85%
Florida	3,187	120	2,471	88	3,640	99
New Jersey	1,310	91	1,217	83	2,261	78
New York	743	92	683	83	993	80
Texas	330	79	304	72	1,442	64
Other states	5,923	109	4,893	89	9,856	87

Total Pick-a-Pay loans	$35,785		$28,420		$35,563

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2012.
(2)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.
(3)	The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.
(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.
(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

Wells Fargo & Company and Subsidiaries

NON-STRATEGIC AND LIQUIDATING LOAN PORTFOLIOS

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Commercial:
Legacy Wachovia commercial and industrial, commercial real estate and foreign PCI loans (1)	$5,213	5,695	6,321	7,016	7,507

Total commercial	5,213	5,695	6,321	7,016	7,507

Consumer:
Pick-a-Pay mortgage (1)	63,983	65,652	67,361	69,587	71,506
Liquidating home equity	5,456	5,710	5,982	6,266	6,568
Legacy Wells Fargo Financial indirect auto	1,907	2,455	3,101	3,881	4,941
Legacy Wells Fargo Financial debt consolidation	16,013	16,542	17,186	17,730	18,344
Education Finance - government guaranteed	14,800	15,376	15,611	16,295	16,907
Legacy Wachovia other PCI loans (1)	860	896	947	978	1,048

Total consumer	103,019	106,631	110,188	114,737	119,314

Total non-strategic and liquidating loan portfolios	$108,232	112,326	116,509	121,753	126,821

(1)	Net of purchase accounting adjustments related to PCI loans.

HOME EQUITY PORTFOLIOS (1)

	Outstanding balance		% of loans two payments or more past due		Loss rate (annualized) Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2012	Dec. 31, 2011

Core portfolio (2)
California	$24,855	25,555	2.84%	3.03	3.56	3.42
Florida	10,547	10,870	4.57	4.99	4.79	4.30
New Jersey	7,774	7,973	3.56	3.73	2.46	2.22
Virginia	5,115	5,248	2.10	2.15	1.42	1.31
Pennsylvania	4,958	5,071	2.50	2.82	1.49	1.41
Other	44,760	46,165	2.61	2.79	2.50	2.50

Total	98,009	100,882	2.92	3.13	2.91	2.79

Liquidating portfolio
California	1,926	2,024	5.27	5.50	10.80	11.93
Florida	253	265	6.40	7.02	9.84	9.71
Arizona	109	116	4.76	6.64	15.08	17.54
Texas	93	97	1.06	0.93	2.43	1.57
Minnesota	73	75	3.89	2.83	5.07	8.13
Other	3,002	3,133	3.80	4.13	6.23	7.12

Total	5,456	5,710	4.41	4.73	8.11	9.09

Total core and liquidating portfolios	$103,465	106,592	3.00	3.22	3.18	3.13

(1)	Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, but excludes PCI loans because their losses are generally covered by PCI accounting adjustment at the date of acquisition, and excludes real estate 1-4 family first lien open-ended line reverse mortgages because they do not have scheduled payments. These reverse mortgage loans are insured by the FHA.
(2)	Includes $1.5 billion at March 31, 2012, and December 31, 2011, associated with the Pick-a-Pay portfolio.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended

(in millions)	Mar.31, 2012	Dec.31, 2011	Sept.30, 2011	June 30, 2011	Mar.31, 2011

Balance, beginning of quarter	$19,668	20,372	21,262	22,383	23,463
Provision for credit losses	1,995	2,040	1,811	1,838	2,210
Interest income on certain impaired loans (1)	(87)	(86)	(84)	(79)	(83)
Loan charge-offs:
Commercial:
Commercial and industrial	(359)	(416)	(349)	(365)	(468)
Real estate mortgage	(82)	(153)	(119)	(185)	(179)
Real estate construction	(80)	(35)	(98)	(99)	(119)
Lease financing	(8)	(8)	(10)	(7)	(13)
Foreign	(29)	(52)	(25)	(57)	(39)

Total commercial	(558)	(664)	(601)	(713)	(818)

Consumer:
Real estate 1-4 family first mortgage	(828)	(904)	(900)	(1,064)	(1,015)
Real estate 1-4 family junior lien mortgage	(820)	(856)	(893)	(968)	(1,046)
Credit card	(301)	(303)	(320)	(378)	(448)
Other revolving credit and installment	(373)	(412)	(421)	(391)	(500)

Total consumer	(2,322)	(2,475)	(2,534)	(2,801)	(3,009)

Total loan charge-offs	(2,880)	(3,139)	(3,135)	(3,514)	(3,827)

Loan recoveries:
Commercial:
Commercial and industrial	103	106	88	111	114
Real estate mortgage	36	36	23	57	27
Real estate construction	13	40	43	27	36
Lease financing	6	4	7	6	7
Foreign	15	7	17	10	11

Total commercial	173	193	178	211	195

Consumer:
Real estate 1-4 family first mortgage	37	60	79	155	111
Real estate 1-4 family junior lien mortgage	57	56	51	59	52
Credit card	59	47	54	84	66
Other revolving credit and installment	159	143	162	167	193

Total consumer	312	306	346	465	422

Total loan recoveries	485	499	524	676	617

Net loan charge-offs	(2,395)	(2,640)	(2,611)	(2,838)	(3,210)

Allowances related to business combinations/other	(52)	(18)	(6)	(42)	3

Balance, end of quarter	$19,129	19,668	20,372	21,262	22,383

Components:
Allowance for loan losses	$18,852	19,372	20,039	20,893	21,983
Allowance for unfunded credit commitments	277	296	333	369	400

Allowance for credit losses	$19,129	19,668	20,372	21,262	22,383

Net loan charge-offs (annualized) as a percentage of average total loans	1.25%	1.36	1.37	1.52	1.73
Allowance for loan losses as a percentage of:
Total loans	2.46	2.52	2.64	2.78	2.93
Nonaccrual loans	86	91	92	91	88
Nonaccrual loans and other nonperforming assets	71	75	75	75	72
Allowance for credit losses as a percentage of:
Total loans	2.50	2.56	2.68	2.83	2.98
Nonaccrual loans	87	92	93	92	90
Nonaccrual loans and other nonperforming assets	72	76	76	76	73

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER TIER 1 COMMON EQUITY UNDER BASEL I (1)

(in billions)		Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Total equity		$146.8	141.7	139.2	137.9	134.9
Noncontrolling interests		(1.3)	(1.5)	(1.5)	(1.5)	(1.5)

Total Wells Fargo stockholders’ equity		145.5	140.2	137.7	136.4	133.4

Adjustments:
Preferred equity		(10.6)	(10.6)	(10.6)	(10.6)	(10.6)
Goodwill and intangible assets (other than MSRs)		(33.7)	(34.0)	(34.4)	(34.6)	(35.1)
Applicable deferred taxes		3.7	3.8	4.0	4.1	4.2
MSRs over specified limitations		(0.9)	(0.8)	(0.7)	(0.9)	(0.9)
Cumulative other comprehensive income		(4.1)	(3.1)	(3.7)	(5.3)	(4.9)
Other		(0.4)	(0.4)	(0.4)	(0.3)	(0.1)

Tier 1 common equity	(A)	$99.5	95.1	91.9	88.8	86.0

Total risk-weighted assets (2)	(B)	$1,000.1	1,005.6	983.2	970.2	962.9

Tier 1 common equity to total risk-weighted assets	(A)/(B)	9.95%	9.46	9.34	9.15	8.93

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets. The Company’s March 31, 2012, preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $831.2 billion and derivative and off-balance sheet risk-weighted assets of $169.0 billion.

TIER 1 COMMON EQUITY UNDER BASEL III (ESTIMATED) (1)

(in billions)		Mar. 31, 2012

Tier 1 common equity under Basel I		$99.5

Adjustments from Basel I to Basel III:

Cumulative other comprehensive income (2)		4.1

Impact of threshold deductions defined under Basel III (2)(3)		0.9

Other		0.6

Tier 1 common equity anticipated under Basel III	(C)	105.1

Total risk-weighted assets anticipated under Basel III (4)	(D)	$1,346.0

Tier 1 common equity to total risk-weighted assets anticipated under Basel III	(C)/(D)	7.81%

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, impact adjustments under Basel III in future reporting periods.
(3)	Threshold deductions under Basel III include individual and aggregate limitations, as a percentage of Tier 1 common equity (as defined under Basel III), with respect to MSRs, deferred tax assets and investments in unconsolidated financial companies.
(4)	Under current Basel proposals, risk-weighted assets incorporate different classifications of assets, with certain risk weights based on a borrower’s credit rating or Wells Fargo’s own risk models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements. The amount of risk-weighted assets anticipated under Basel III is preliminary and subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended

(income/expense in millions, average balances in billions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

COMMUNITY BANKING
Net interest income (2)	$7,326	7,420	7,272	7,390	7,575
Provision for credit losses	1,878	2,025	1,974	1,916	2,061
Noninterest income	6,095	5,589	5,238	5,215	5,082
Noninterest expense	7,825	7,313	6,905	7,412	7,622

Income before income tax expense	3,718	3,671	3,631	3,277	2,974
Income tax expense	1,293	1,084	1,220	1,055	745

Net income before noncontrolling interests	2,425	2,587	2,411	2,222	2,229
Less: Net income from noncontrolling interests	77	78	87	102	49

Segment net income	$2,348	2,509	2,324	2,120	2,180

Average loans	$486.1	490.6	489.7	497.0	508.4
Average assets	738.3	753.3	751.8	747.6	756.7
Average core deposits	575.2	568.4	556.4	552.0	548.1

WHOLESALE BANKING
Net interest income (2)	$3,181	3,071	2,897	2,930	2,718
Provision (reversal of provision) for credit losses	95	31	(178)	(97)	134
Noninterest income	2,852	2,345	2,238	2,665	2,704
Noninterest expense	3,054	2,938	2,689	2,761	2,789

Income before income tax expense	2,884	2,447	2,624	2,931	2,499
Income tax expense	1,016	813	822	998	862

Net income before noncontrolling interests	1,868	1,634	1,802	1,933	1,637
Less: Net income (loss) from noncontrolling interests	-	(2)	(1)	20	2

Segment net income	$1,868	1,636	1,803	1,913	1,635

Average loans	$268.6	265.1	253.4	242.9	234.7
Average assets	467.8	458.3	437.1	417.3	398.8
Average core deposits	220.9	223.2	209.3	190.6	184.8

WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$701	731	716	697	700
Provision for credit losses	43	20	48	62	40
Noninterest income	2,361	2,311	2,172	2,396	2,454
Noninterest expense	2,547	2,520	2,371	2,486	2,557

Income before income tax expense	472	502	469	545	557
Income tax expense	181	191	178	206	210

Net income before noncontrolling interests	291	311	291	339	347
Less: Net income (loss) from noncontrolling interests	(5)	-	1	2	4

Segment net income	$296	311	290	337	343

Average loans	$42.5	42.8	43.1	43.5	42.7
Average assets	161.9	160.6	158.4	150.7	150.7
Average core deposits	135.6	135.2	133.3	125.9	125.4

OTHER (3)
Net interest income (2)	$(320)	(330)	(343)	(339)	(342)
Provision for credit losses	(21)	(36)	(33)	(43)	(25)
Noninterest income	(560)	(532)	(562)	(568)	(562)
Noninterest expense	(433)	(263)	(288)	(184)	(235)

Loss before income tax benefit	(426)	(563)	(584)	(680)	(644)
Income tax benefit	(162)	(214)	(222)	(258)	(245)

Net loss before noncontrolling interests	(264)	(349)	(362)	(422)	(399)
Less: Net income from noncontrolling interests	-	-	-	-	-

Other net loss	$(264)	(349)	(362)	(422)	(399)

Average loans	$(28.6)	(29.9)	(31.7)	(32.1)	(31.7)
Average assets	(65.1)	(65.5)	(65.9)	(64.7)	(65.0)
Average core deposits	(61.2)	(61.9)	(62.2)	(61.0)	(61.5)

CONSOLIDATED COMPANY
Net interest income (2)	$10,888	10,892	10,542	10,678	10,651
Provision for credit losses	1,995	2,040	1,811	1,838	2,210
Noninterest income	10,748	9,713	9,086	9,708	9,678
Noninterest expense	12,993	12,508	11,677	12,475	12,733

Income before income tax expense	6,648	6,057	6,140	6,073	5,386
Income tax expense	2,328	1,874	1,998	2,001	1,572

Net income before noncontrolling interests	4,320	4,183	4,142	4,072	3,814
Less: Net income from noncontrolling interests	72	76	87	124	55

Wells Fargo net income	$4,248	4,107	4,055	3,948	3,759

Average loans	$768.6	768.6	754.5	751.3	754.1
Average assets	1,302.9	1,306.7	1,281.4	1,250.9	1,241.2
Average core deposits	870.5	864.9	836.8	807.5	796.8

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In first quarter 2012, we modified internal funds transfer rates and the allocation of funding. Prior periods have been revised to reflect these changes.
(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(3)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

MSRs measured using the fair value method:

Fair value, beginning of quarter	$12,603	12,372	14,778	15,648	14,467
Servicing from securitizations or asset transfers (1)	1,776	1,211	744	740	1,262
Changes in fair value:
Due to changes in valuation model inputs or assumptions (2)	(158)	(464)	(2,640)	(1,075)	499
Other changes in fair value (3)	(643)	(516)	(510)	(535)	(580)

Total changes in fair value	(801)	(980)	(3,150)	(1,610)	(81)

Fair value, end of quarter	$13,578	12,603	12,372	14,778	15,648

(1)	Quarter ended March 31, 2012, includes $315 million residential MSRs transferred from amortized MSRs that we elected to carry at fair value effective January 1, 2012.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs. The first quarter 2012 valuation change includes a discount rate update reflecting increased capital return requirements demanded by market participants, partially offset by an increase in the valuation due to an increase in interest rates.
(3)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2012	2011	2011	2011	2011

Amortized MSRs:

Balance, beginning of quarter	$1,445	1,437	1,432	1,432	1,422
Purchases	14	53	21	36	45
Servicing from securitizations or asset transfers (1)	(327)	26	50	27	29
Amortization	(58)	(71)	(66)	(63)	(64)

Balance, end of quarter	1,074	1,445	1,437	1,432	1,432

Valuation Allowance:

Balance, beginning of quarter	(37)	(40)	(10)	(9)	(3)
Reversal of provision (provision) for MSRs in excess of fair value (1)	37	3	(30)	(1)	(6)

Balance, end of quarter	-	(37)	(40)	(10)	(9)

Amortized MSRs, net	$1,074	1,408	1,397	1,422	1,423

Fair value of amortized MSRs:

Beginning of quarter	$1,756	1,759	1,805	1,898	1,812
End of quarter	1,263	1,756	1,759	1,805	1,898

(1)	Quarter ended March 31, 2012, is net of $ 350 million ($313 million after valuation allowance) of residential MSRs that we elected to carry at fair value effective January 1, 2012. A cumulative adjustment of $2 million to fair value was recorded in retained earnings at January 1, 2012.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Servicing income, net:
Servicing fees (1)	$1,011	876	1,029	1,102	1,137
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(158)	(464)	(2,640)	(1,075)	499
Other changes in fair value (3)	(643)	(516)	(510)	(535)	(580)

Total changes in fair value of MSRs carried at fair value	(801)	(980)	(3,150)	(1,610)	(81)
Amortization	(58)	(71)	(66)	(63)	(64)
Reversal of provision (provision) for MSRs in excess of fair value	-	3	(30)	(1)	(6)
Net derivative gains (losses) from economic hedges (4)	100	665	3,247	1,449	(120)

Total servicing income, net	$252	493	1,030	877	866

Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$(58)	201	607	374	379

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs. The first quarter 2012 valuation change includes a discount rate update reflecting increased capital return requirements demanded by market participants, partially offset by an increase in the valuation due to an increase in interest rates.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

(in billions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,483	1,456	1,457	1,464	1,453
Owned loans serviced	350	358	349	338	346
Subservicing	7	8	8	8	9

Total residential servicing	1,840	1,822	1,814	1,810	1,808

Commercial mortgage servicing:
Serviced for others	407	398	401	402	406
Owned loans serviced	106	106	104	101	101
Subservicing	13	14	14	14	14

Total commercial servicing	526	518	519	517	521

Total managed servicing portfolio	$2,366	2,340	2,333	2,327	2,329

Total serviced for others	$1,890	1,854	1,858	1,866	1,859
Ratio of MSRs to related loans serviced for others	0.77%	0.76	0.74	0.87	0.92
Weighted-average note rate (mortgage loans serviced for others)	5.05	5.14	5.21	5.26	5.31

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended

(in billions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Application data:
Wells Fargo first mortgage quarterly applications	$188	157	169	109	102
Refinances as a percentage of applications	76%	78	74	55	61
Wells Fargo first mortgage unclosed pipeline, at quarter end	$79	72	84	51	45

Residential Real Estate Originations:
Wells Fargo first mortgage loans:
Retail	$61	58	43	34	49
Correspondent/Wholesale	68	61	45	29	34
Other (1)	-	1	1	1	1

Total quarter-to-date	$129	120	89	64	84

Total year-to-date	$129	357	237	148	84

(1) Consists of home equity loans and lines.

Wells Fargo & Company and Subsidiaries

CHANGES IN LIABILITY FOR MORTGAGE LOAN REPURCHASE LOSSES

	Quarter ended

(in millions)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Balance, beginning of period	$1,326	1,194	1,188	1,207	1,289
Provision for repurchase losses:
Loan sales	62	27	19	20	35
Change in estimate (1)	368	377	371	222	214

Total additions	430	404	390	242	249

Losses	(312)	(272)	(384)	(261)	(331)

Balance, end of period	$1,444	1,326	1,194	1,188	1,207

(1) Results from such factors as credit deterioration, changes in investor demand and mortgage insurer practices, and changes in the financial stability of correspondent lenders.

UNRESOLVED REPURCHASE DEMANDS AND MORTGAGE INSURANCE RESCISSIONS

($ in millions)	Government sponsored entities (1)	Private	Mortgage insurance rescissions (2)	Total

March 31, 2012
Number of loans	6,333	857	970	8,160
Original loan balance (3)	$1,398	241	217	1,856

December 31, 2011
Number of loans	7,066	470	1,178	8,714
Original loan balance (3)	$1,575	167	268	2,010

September 30, 2011
Number of loans	6,577	582	1,508	8,667
Original loan balance (3)	$1,500	208	314	2,022

June 30, 2011
Number of loans	6,876	695	2,019	9,590
Original loan balance (3)	$1,565	230	444	2,239

March 31, 2011
Number of loans	6,210	1,973	2,885	11,068
Original loan balance (3)	$1,395	424	674	2,493

(1)	Includes repurchase demands of 694 and $131 million, 861 and $161 million, 878 and $173 million, 892 and $179 million, and 685 and $132 million, for March 31, 2012, and December 31, September 30, June 30, and March 31, 2011, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller. The number of repurchase demands from GSEs that are from mortgage loans originated in 2006 through 2008 totaled 81% at March 31, 2012.
(2)	As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 20% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescissions notices received in 2011, approximately 70% have resulted in repurchase demands through March 2012. Not all mortgage insurance rescissions received in 2011 have been completed through the appeals process with the mortgage insurer and upon successful appeal, we work with the investor to rescind the repurchase demand.
(3)	While the original loan balances related to these demands are presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.